Exhibit 99.1

CommerceHub Founder, President and CEO, Frank Poore, to Present at Liberty Interactive Annual Investor Meeting

ALBANY, NY, October 27, 2016 – CommerceHub, Inc. (NASDAQ: CHUBA) (NASDAQ: CHUBK) (“CommerceHub” or the “Company”), a leading distributed commerce network for retailers and brands, today announced that its Founder, President and CEO, Frank Poore, will present at the Liberty Interactive Corporation (“Liberty Interactive”) annual Investor Meeting being held on Thursday, November 10, 2016, with presentations beginning at 12:15 pm E.S.T in New York, NY, during which Mr. Poore will discuss the Company’s financial and operating performance and strategy, among other topics, which may include future opportunities.

The presentation will be webcast live and available on the “Events and Presentations” page of the Company’s investor relations site at http://ir.commercehub.com/events.cfm. An archive of the webcast will also be available for one year after the conclusion of the event.

About CommerceHub:
CommerceHub is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub helped approximately 9,500 customers achieve an estimated $11.6 billion in Gross Merchandise Value in 2015.

CommerceHub Investor Relations Contact:
Erik Morton
1-206-971-7712
investor@commercehub.com